Contact:
Dennis J. O'Connor
Vice President, Chief Financial Officer
Pharmaceutical Resources, Inc.
(201) 802-4000

                        PHARMACEUTICAL RESOURCES REPORTS
                        FIRST-QUARTER SALES AND EARNINGS

         FIRST-QUARTER TOTAL REVENUES GREW 32 PERCENT TO $106.4 MILLION;
           BASE BUSINESS REVENUES ADVANCED 65 PERCENT TO $60.3 MILLION
                                       ---
                    DILUTED EPS INCREASED 24 PERCENT TO $.67,
                 EXCLUDING NET BENEFIT OF PRIOR YEAR SETTLEMENTS
                                       ---
        FIRST-QUARTER INVESTMENT IN R&D MORE THAN DOUBLED TO $6.5 MILLION

SPRING VALLEY, NEW YORK, APRIL 23, 2003 -- Pharmaceutical Resources, Inc. (NYSE:PRX) reported that total revenues for the first quarter ended March 30, 2003, increased 32 percent to $106.4 million, compared with $80.5 million in 2002. Net income and diluted earnings per share of $22.4 million and $.67 per share increased from $20.8 million and $.63 per share in the first quarter of 2002. The 2002 quarter includes a net benefit of $2.9 million after-tax, or $.09 per share resulting from a legal settlement with Bristol-Myers Squibb and the cost of terminating a potential acquisition from International Specialty Products. Excluding this net benefit diluted earnings per share increased 24 percent in 2003 to $.67 from $.54 and net income increased 26 percent to $22.4 million from $17.8 million.

Scott Tarriff, president and chief executive officer of PRX's Par Pharmaceutical subsidiary, said, "We are off to a great start in 2003 and we currently believe this year will be our most successful ever. Our impressive first-quarter performance reflects the continuing strength of our base business, along with the success of omeprazole. Importantly, we were able to achieve these exceptional financial results while continuing to invest heavily in research and development. Our commitment to investing for future growth is underscored by the 28 Abbreviated New Drug Applications (ANDA) we now have awaiting approval at the U.S. Food and Drug Administration (FDA)."

In the first quarter, double-digit sales growth was driven by the Company's core products, or base business, which increased 65 percent to $60.3 million. The strong performance of the Company's base business resulted, in part, from several successful product launches in 2002. PRX defines base business as its marketed product line, excluding those products that have market exclusivity or co-exclusivity, or a dominant market share position that results in significant product sales.

Also contributing significantly to revenue growth in the first quarter was omeprazole, the generic version of Prilosec(R). Omeprazole contributed $5.7 million of royalty revenue in the first quarter.
In the fourth quarter of 2002, PRX began receiving royalty payments as a result of KUDCo's launch of omeprazole. Under terms of its agreement with KUDCo, Genpharm (PRX's partner) is currently receiving a 15 percent share of the profits generated by KUDCo's sales of omeprazole. Through its partnership agreement with Genpharm, PRX is currently receiving 25 percent of Genpharm's net profit.

In the quarter, megestrol oral suspension, the generic form of Megace(R), achieved sales of $20.5 million while sales of fluoxetine, the generic version of Prozac(R), totaled $19.9 million. Although megestrol and fluoxetine continued to perform well, the sales growth throughout PRX's base business and the launch of omeprazole effectively reduced the Company's reliance on each of these key products. For the first quarter, megestrol and fluoxetine represented approximately 38 percent of PRX's total revenues compared with 55 percent for the same period a year ago.

"The past two years have seen tremendous growth in PRX; a trend that has continued in the first quarter," said Kenneth I. Sawyer, chairman, president and chief executive officer of PRX. "We are very pleased with the consistent financial performance of our Company over this period and look forward to continuing this record of achievement. We have the people, the products and the financial resources in place to both sustain organic growth and take advantage of those business development opportunities necessary to support our continued prosperity."

Continued gross margin improvement served to enhance earnings growth in the first quarter. Driven by the royalty revenue of omeprazole, PRX's gross margin improved to 52 percent compared to 49 percent in the first quarter of 2002.

Ken Sawyer added, "PRX recognizes that internal development of successful new products is critical to achieving its goal of sustainable growth over the long term. The Company's growing investment in research and development (R&D) reflects its commitment to identify, formulate and develop these promising new products. Investment in R&D more than doubled from prior year to $6.5 million in the first quarter of 2003."

Among the 28 drugs currently awaiting approval by the FDA, PRX believes that several may represent first-to-file opportunities entitling the Company, or its strategic partner, up to 180 days of marketing exclusivity or co-exclusivity. These products include: paroxetine capsules (Paxil(R)); olanzapine 20 mg (Zyprexa(R)); latanoprost (Xalatan(R)); ribavirin (Rebetol(R)); and tramadol with acetaminophen (Ultracet(R)). It should be noted that it is difficult to know with certainty that an ANDA filing has exclusivity, or shared exclusivity, until final approval is received from the FDA.

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

In other developments since the end of the fourth quarter of 2002:

o PRX's partner, Pentech Pharmaceuticals Inc., reached a settlement with GlaxoSmithKline (GSK) in their patent litigation over Pentech's proposed generic capsule version of GSK's anti-depressant Paxil(R) (paroxetine hydrochloride). As a result of the settlement, PRX will be permitted to distribute in Puerto Rico substitutable generic paroxetine hydrochloride immediate release tablets supplied and licensed from GSK in return for a royalty. PRX will also be entitled to distribute the same product in the U.S. market once another generic version fully substitutable for Paxil(R) becomes available there;

o PRX licensed marketing rights to the active pharmaceutical ingredient torsemide, a generic version of Demadex(R), from Roche. PRX developed and filed an ANDA for torsemide in conjunction with Kali Laboratories and received a tentative approval from the FDA in November 2002. Marketing of the drug is expected to begin later this quarter; and

o PRX was included in the Standard & Poor's (S&P) MidCap 400 Index, which measures the performance of the mid-size company segment of the U.S. equity market. This Index is used by over 95 percent of U.S. portfolio managers and pension plan sponsors with more than $25 billion indexed to the S&P MidCap 400.

Pharmaceutical Resources, Inc., a holding company, develops, manufactures, and distributes generic pharmaceuticals through its wholly owned subsidiary, Par Pharmaceutical. Through its FineTech unit, PRX also develops and utilizes synthetic chemical processes to design and develop intermediate ingredients used in the production of finished products for the pharmaceutical industry. PRX currently manufactures and distributes over 156 products representing various dosage strengths of 59 drugs. For press release and other Company information, visit http://www.parpharm.com.
      -----------------------

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those concerning management's expectations with respect to future events or future financial performance. Any such statements that refer to PRX's anticipated future results, product performance, release date of future products, or other non-historical facts are forward-looking and reflect PRX's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the uncertainty associated with complex litigation, including the eventual outcome and litigation costs and expenses incurred along the way, the success of PRX's product development activities, and the timeliness with which regulatory authorizations and product introductions may be achieved, market acceptance of PRX's products, the availability of raw materials on commercially reasonable terms, successful compliance with extensive, costly, complex, and evolving governmental regulations and restrictions, exposure to product liability, and other risks and uncertainties detailed in PRX's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.

                                - chart follows -

                         PHARMACEUTICAL RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)


                                                               THREE MONTHS ENDED
                                                               ------------------
                                                     MARCH 30,                     MARCH 31,
                                                       2003                           2002
                                                    ------------                  -------------
Net sales                                              $106,412                        $80,508
Cost of goods sold                                       51,109                         41,233
                                                    ------------                  -------------
   Gross margin                                          55,303                         39,275
                                                    ------------                  -------------

Operating expenses (income):
   Research and development                               6,469                          2,874
   Selling, general and administrative                   11,890                          7,516
   Settlements                                             -                            (9,051)
   Acquisition termination charges                         -                             4,268
                                                    ------------                  -------------
      Total operating expenses                           18,359                          5,607
                                                    ------------                  -------------

      Operating income                                   36,944                         33,668

Other (expense) income                                      (34)                           111
Interest income, net                                        169                            254
                                                    ------------                  -------------
Income before provision for income taxes                 37,079                         34,033
Provision for income taxes                               14,646                         13,273
                                                    ------------                  -------------
Net income                                              $22,433                        $20,760
                                                    ============                  =============

NET INCOME PER SHARE OF COMMON STOCK:

   BASIC                                                  $0.68                          $0.65
                                                    ============                  =============
   DILUTED                                                $0.67                          $0.63
                                                    ============                  =============

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:

   BASIC                                                 32,886                         32,048
                                                    ============                  =============
   DILUTED                                               33,634                         32,868
                                                    ============                  =============

-----------------------------------------------------------------------------------------------

COMPARATIVE ADJUSTED FOR ONE-TIME ITEMS
Net income as reported above                            $22,433                        $20,760
 Settlements, net of tax                                   -                            (5,521)
 Acquisition termination charges, net of tax               -                             2,603
                                                     -----------                     ----------
NET INCOME                                              $22,433                        $17,842
                                                     ===========                     ==========

NET INCOME PER SHARE OF COMMON STOCK:
   BASIC                                                  $0.68                          $0.56
                                                     ===========                     ==========
   DILUTED                                                $0.67                          $0.54
                                                     ===========                     ==========

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BALANCE SHEET HIGHLIGHTS
(Amounts in thousands)                                March 30,                       Dec. 31,
                                                        2003                            2002
                                                     -----------                     ----------
Cash and cash equivalents                               $85,487                        $65,121
Working capital, including cash and cash
  equivalents                                           157,636                        136,305
Long-term debt, less current portion                      1,534                          2,426
Total shareholders' equity                              245,467                        220,790